Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           COLUMBIA LABORATORIES, INC.


                             ----------------------



         Columbia Laboratories, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: Article FOURTH of the Restated Certificate of Incorporation of said corporation is hereby deleted in its entirety and replaced with the following:

                  "The total number of shares of capital stock which the Corporation is authorized to issue is one hundred one million (101,000,000) shares, of which one hundred million (100,000,000) shares shall be denominated Common Stock, $.01 par value per share ("Common Stock"), and one million (1,000,000) shares shall be denominated preferred stock, $.01 par value per share ("Preferred Stock").

                  The rights, preferences and limitations of the preferred class of stock of the Corporation, as defined above, are set forth as follows:

                  (1) The Preferred Stock may be issued from time to time in one or more series, with such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and provisions of Article FOURTH hereof, the designations, rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                       (a) The number of shares constituting such series, including the authority to increase or decrease such number, and the distinctive designation of such series;

                       (b) The dividend rate of the shares of such series, whether the dividends shall be cumulative and, if so, the date from which they shall be cumulative, and the relative rights of priority, if any, of payment of dividends on shares of such series;


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                       (c) The right, if any, of the Corporation to redeem
         shares of such series and the terms and conditions of such redemption;

                       (d) The rights of the shares in case of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;

                       (e) The voting power, if any, for such series and the terms and conditions under which such voting power may be exercised;

                       (f) The obligation, if any, of the Corporation to retire shares of such series pursuant to a retirement or sinking fund or funds of a similar nature or otherwise, and the terms and conditions of such obligation;

                       (g) The terms and conditions, if any, upon which shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustments, if any; and

                       (h) Any other rights, preferences or limitations of the shares of such series."

         SECOND: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Columbia Laboratories, Inc. has caused this certificate to be signed by David L. Weinberg, its Vice President, Chief Financial Officer, Treasurer and Secretary, this 31st day of May, 2000.

                                  COLUMBIA LABORATORIES, INC.



                                  By:   /s/ David L. Weinberg
                                      -----------------------------
                                      Name: David L. Weinberg
                                      Title: Vice President, Chief Financial
                                             Officer, Treasurer and Secretary


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